EXHIBIT 99

PRESS RELEASE

www.inhibitex.com

CONTACTS:

Inhibitex, Inc.
Russell H. Plumb	Lilian Stern (investors)	Kathryn Morris (media)
Chief Financial Officer	Stern Investor Relations, Inc.	KMorrisPR
(678) 746-1136	(212) 362-1200	(845) 635-9828
Rplumb@inhibitex.com	Lilian@sternir.com	Kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

LONZA BIOLOGICS TO MANUFACTURE AUREXIS FOR INHIBITEX

ATLANTA, Georgia – November 12, 2004 – Inhibitex, Inc. (Nasdaq: INHX) today announced that it has entered into an agreement with Lonza Biologics PLC, a unit of Lonza Group, Ltd., Basel, Switzerland, for the manufacture of the Company’s investigational monoclonal antibody, Aurexis. Aurexis is being developed as a first-line therapy, used in combination with standard of care antibiotics, for serious, life-threatening Staphylococcus aureus (S. aureus) infections. Under the terms of the agreement, Lonza has agreed to perform numerous process development related services and manufacture Aurexis for future clinical trials using its proprietary glutamine synthetase expression system.

“We are delighted to establish this relationship with Lonza, a recognized leader in the evaluation and manufacture of monoclonal antibodies for therapeutic use,” said Dr. Joseph Patti, chief scientific officer of Inhibitex. “In the near term, our goal is to further advance Aurexis into late-stage clinical development for the treatment of S. aureus bloodstream infections and expand its clinical evaluation in additional indications. We believe that Lonza possesses the experience, flexibility and capacity to meet these evolving manufacturing needs for Aurexis as they arise.”

About Aurexis

Aurexis is a humanized monoclonal antibody that targets ClfA, a protein located on the surface of virtually all strains of S. aureus. Aurexis is currently being evaluated in a 60-patient Phase II clinical trial for the first-line treatment in combination with standard of care antibiotics, of serious hospital-associated S. aureus bloodstream infections. The objectives of the trial are to study the safety and pharmacokinetics of Aurexis in its intended patient population and to assess initial biological activity as measured by reductions in mortality, relapse rates and secondary sites of infections attributable to S. aureus bloodstream infections. The Company anticipates that this trial will be fully enrolled by year-end, and data are expected early in the second quarter of 2005.

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About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidates are Veronate and Aurexis, to which the Company has retained all world-wide rights. Both Veronate and Aurexis have been granted Fast Track designation by the FDA. The Company’s preclinical programs include a collaboration and joint development agreement with Dyax Corp. to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding: the length of time expected to complete enrollment in and obtain data from the Phase II Aurexis clinical trial; the advancement of Aurexis into late-stage clinical development and other indications; and Lonza’s capabilities and the services it has agreed to perform now or in the future, are forward-looking statements. These plans, intentions or expectations may not actually be achieved or met and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the time it takes for investigators at participating clinical trial sites to enroll patients in the clinical trials; the use of third-party contract clinical research organizations who may not fulfill their contractual obligations or otherwise perform satisfactorily in the future; the failure of Lonza to fulfill its contractual obligations or otherwise perform satisfactorily under the terms of the agreement; the inability to obtain regulatory approval to initiate or continue planned clinical trials or market any product candidates; ongoing or future clinical trials not yielding safety or efficacy results that are adequate to support further clinical development of Aurexis; obtaining, maintaining and protecting the intellectual property incorporated into Aurexis; and other cautionary statements contained elsewhere herein, in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the Company’s prospectus, which forms part of its registration statement on Form S-1, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on June 3, 2004. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, Veronate® and Aurexis® are registered trademarks of Inhibitex, Inc.

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1165 Sanctuary Parkway, Suite 400  -   Alpharetta, GA 30004  -  Tel: (678) 746-1100  -  Fax: (678) 746-1299